As filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 333-188717

Registration No. 333-195356

Registration No. 333-208134

Registration No. 333-214451

Registration No. 333-219843

Registration No. 333-226626

Registration No. 333-231249

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-188717

FORM S-8 REGISTRATION STATEMENT NO. 333-195356

FORM S-8 REGISTRATION STATEMENT NO. 333-208134

FORM S-8 REGISTRATION STATEMENT NO. 333-214451

FORM S-8 REGISTRATION STATEMENT NO. 333-219843

FORM S-8 REGISTRATION STATEMENT NO. 333-226626

FORM S-8 REGISTRATION STATEMENT NO. 333-231249

UNDER

THE SECURITIES ACT OF 1933

Tableau Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-0945740
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1621 North 34th Street Seattle, Washington 98103	98103
(Address of principal executive offices)	(Zip Code)

Tableau Software, Inc. 2004 Equity Incentive Plan

Tableau Software, Inc. 2013 Equity Incentive Plan, as amended

Tableau Software, Inc. 2013 Employee Stock Purchase Plan

(Full title of the plans)

Adam Selipsky

President and Chief Executive Officer

Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

(206) 633-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keenan M. Conder

Executive Vice President,

General Counsel and Corporate Secretary

Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

(206) 633-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Tableau Software, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-188717, originally filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2013, registering 15,176,728 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), under the Company’s 2004 Equity Incentive Plan, 15,176,728 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), under the Company’s 2004 Equity Incentive Plan, 6,046,317 shares of Class A Common Stock under the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Plan”), and 2,000,000 shares of Class A Common Stock under the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”);

•

Registration Statement No. 333-195356, originally filed with the SEC on April 17, 2014, registering 3,109,934 shares of Class A Common Stock under the 2013 Plan and 621,986 shares of Class A Common Stock under the 2013 ESPP;

•

Registration Statement No. 333-208134, originally filed with the SEC on November 20, 2015, registering 3,493,410 shares of Class A Common Stock under the 2013 Plan and 698,682 shares of Class  A Common Stock under the 2013 ESPP;

•

Registration Statement No. 333-214451, originally filed with the SEC on November 4, 2016, registering 3,660,223 shares of Class A Common Stock under the 2013 Plan and 732,044 shares of Class A Common Stock under the 2013 ESPP;

•

Registration Statement No. 333-219843, originally filed with the SEC on August 9, 2017, registering 3,835,921 shares of Class A Common Stock under the 2013 Plan and 767,184 shares of Class  A Common Stock under the 2013 ESPP;

•

Registration Statement No. 333-226626, originally filed with the SEC on August 6, 2018, registering 4,023,117 shares of Class A Common Stock under the 2013 Plan and 804,623 shares of Class A Common Stock under the 2013 ESPP; and

•

Registration Statement No. 333-231249, originally filed with the SEC on May 7, 2019, registering 4,217,847 shares of Class A Common Stock under the 2013 Plan and 843,569 shares of Class A Common Stock under the 2013 ESPP.

The Company is filing this Post-Effective Amendment No. 1 to deregister any and all shares of Class A Common Stock and Class B Common Stock registered but unsold or otherwise unissued under the above referenced Registration Statements as of the date hereof.

Pursuant to the Agreement and Plan of Merger, dated as of June 9, 2019 (the “Merger Agreement”), by and among the Company, salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, by filing this Post-Effective Amendment No. 1, the Company hereby terminates the effectiveness of the Registration Statements as of the date hereof. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 1st day of August, 2019.

TABLEAU SOFTWARE, INC.

By:	/s/ Adam Selipsky
Name: Adam Selipsky
Title: President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.